Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Floating Rate Income Opportunity Fund
333-115200
811-21579


An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007 and subsequently adjourned to October 22, 2007, at this meeting shareholders were asked to vote on a new
Investment Management Agreement and a new sub-advisory agreement.

Voting results for the new investment management agreement and the new sub-advisory agreement are as follows:

<c>To approve a new
investment management
agreement
 <c>Common and
 Preferred shares
 voting together as a
 class
   For
14,162,668
   Against
391,572
   Abstain
388,673
   Broker Non-Votes
5,715,896
      Total
20,658,809


To approve a new sub-advisory
agreement between Nuveen
Asset Management and
 Symphony Asset Mangement
LLC.

   For
14,084,279
   Against
407,158
   Abstain
 451,476
   Broker Non-Votes
 5,715,896
      Total
20,658,809

Proxy materials are herein incorporated by reference to the SEC filing on August 27, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 013067